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                               SHAREHOLDERS' AGREEMENT

     The Trustees ( Warren Trustees) of the Robert C. Warren and Nani Swigert Warren Revocable Trust (Trust) and Couphar Ltd. (Couphar) agree as follows:

     1. Purpose

     Trust owns 1,654,592 shares of common stock of Cascade Corporation (Cascade). In connection with its acquisition of shares of Kenhar Corporation, Cascade has provided Couphar 1,100,000 Exchangeable Preferred shares of Cascade (Canada) Holdings, Inc., a corporation organized under the laws of the Province of Ontario (the Exchangeable Shares). Each Exchangeable Share may be exchanged for one share of Cascade common stock, pursuant to the provisions of such Exchangeable Shares. Cascade has agreed to present to its shareholders an amendment to its Articles of Incorporation permitting issuance to TD Trust Company, as trustee for Couphar (Couphar Trustee), of a Cascade preferred share which would grant the Couphar Trustee the right to cast votes equal to the number of Exchangeable Shares held by Couphar (on the record date for determining common shareholders eligible to vote) on matters presented to Cascade common shareholders for decision (the Special Voting Stock). This Agreement is intended to set forth the parties' understandings as to certain rights of the parties with respect to voting on certain matters presented to Cascade common shareholders, and as to certain sales of Cascade common shares by Warren Trustees.

     2. Definitions

     For purposes of this Agreement,

     (a) "Common Shares" means shares of common stock of Cascade or any successor corporation;

     (b) "Couphar Common Shares" means at any time the number of Common Shares which Couphar would hold if all Exchangeable Shares were then exchanged for Common Shares (not including Common Shares acquired other than those acquired directly or indirectly through exchange of Exchangeable Shares or as a result of application of the provisions attached to the Exchangeable Shares in connection with Cascade's acquisition of the outstanding stock of Kenhar Corporation).

     (c) "Refusal Agreement" means an agreement of even date between Cascade and Couphar providing Cascade a right of first refusal in the event of certain


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          Couphar sales of Common Shares.

     (d) "Trust Shares" means at any time the number of Common Shares held by Warren Trustees as at such time.

     3. Voting of Shares

     (a) Warren Trustees will vote all Common Shares owned by the Trust in favor of any proposal included on a proxy submitted to shareholders by Cascade management prior to Cascade's May, 1997, Annual Meeting of Shareholders to amend Cascade's Articles of Incorporation to permit issuance of Special Voting Stock to Couphar Trustee.

     (b) Warren Trustees (i) will vote all Common Shares owned by the Trust in favor of any slate of candidates for election or re-election as directors included on a proxy submitted by Cascade management prior to any meeting of shareholders which includes William J. Harrison as a candidate, (ii) will not withhold the Trust's votes from William J. Harrison's candidacy, and (iii) in the event the proxy submitted to shareholders by Cascade management includes William J. Harrison individually as a candidate for election as a director, will vote all Common Shares owned by the Trust in favor of his election.

     (c) Couphar will, and will cause Couphar Trustee (i) to cast all votes Couphar or Couphar Trustee may be entitled to cast in favor of any slate of candidates for election or re-election as directors on a proxy submitted to shareholders by Cascade management prior to any meeting of shareholders, and
(ii) to take all steps necessary to assure that such votes are not withheld from any such candidate.

     4. Underwritten Offering

     (a) Should Warren Trustees determine to offer Common Shares for public sale through an underwritten secondary offering, they shall provide Couphar written notice of such determination (which notice shall include the number of Common Shares proposed to be sold) and, if within 20 days following receipt of such notice, Couphar so requests in writing, shall include in such underwritten offering the number of Common Shares set forth in Couphar's request, subject to such limitations and restrictions as a lead underwriter or syndicate manager engaged by Warren Trustees may determine are necessary for orderly public distribution or to assure that inclusion of shares owned by Couphar will not be detrimental to the planned offering (in the event the total number of shares to be offered is reduced due to such limitation, the parties, respectively, shall bear such reduction in proportion to the total number of Common Shares and, in Couphar's case, Couphar Common Shares, owned by each. In the event there are other sellers, each seller shall bear such reduction in proportion to the total number of Common Shares and Couphar Common Shares owned by each.

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     (b) Couphar shall pay, and shall indemnify Warren Trustees for, the same proportion of expenses applicable to registration and sale of Common Shares under this Paragraph 4, including but not limited to filing fees; commissions; and legal, accounting, and underwriting fees and costs, as the number of shares offered by Couphar bears to the total number of shares being offered; however, if the registration is withdrawn or abandoned solely because of actions of Warren Trustees, Couphar shall not be liable for payment of expenses.

     (c) This Paragraph 4 shall not apply to offerings which include unissued or treasury shares being offered by Cascade.

     5.   Private Placement

     (a) Should Warren Trustees determine to sell Trust Shares in a transaction involving neither an underwritten offering nor a sale through a recognized securities exchange, they shall provide written notice to Couphar stating (i) the number of Trust Shares; (ii) the number of Trust Shares proposed to be sold;
(iii) the proposed selling price, and (iv) the proposed method and terms of sale. Couphar may, upon written request delivered within 14 business days of such notice, require that Couphar Common Shares be included in such placement; however, the number of Couphar Common Shares to be included shall not exceed (as a proportion of the total Couphar Common Shares) the number of Trust Shares the notice by the Warren Trustees indicated the Trust intended to sell as a proportion of the total Trust Shares).

     (b) Any such sale shall be on price and other terms negotiated by the Warren Trustees, and with due regard for applicable legal obligations of the parties or either of them to holders of Common Shares as a group.

     (c) Legal and other expenses incurred by the Trust in connection with such negotiation shall be borne by the parties in proportion to proceeds received as a result of the sale.

     (d) Warren Trustees shall not complete a sale of Trust Shares under this paragraph unless the Common Shares which Couphar provided notice it wished to sell, has a right to sell, and tenders for sale hereunder, are purchased as a part of the sale.

     (e) Warren Trustees shall give Couphar notice of sales under this paragraph sufficient to enable Couphar to take the steps necessary to exchange Exchangeable Shares and obtain Common Shares to be included in such sale.

     6. Inapplicability and Termination

     (a) This Agreement shall terminate and be of no further application at the earlier of (i) three years from the date hereof or (ii) the date on which either Couphar or Warren Trustees own less than 250,000 Common Shares and Couphar Common Shares (as adjusted for stock dividends, splits, and similar events affecting all Common Shares); however, termination shall not affect obligations to complete transactions arising under Paragraph 4 or Paragraph 5 prior to termination.

     (b) This Agreement shall not apply to sales or transfers of shares in response to tender offers, consolidations, mergers, reorganizations or similar transactions in which all holders of Common Shares are provided the pro rata opportunity to sell or transfer shares on identical terms and conditions.

     7. Notices

     All notices and other communications between the parties pursuant to the Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed facsimile to the parties at the following addresses or at such other address as such party may specify by like notice:

     (a)  if to Warren Trustees at:

          2020 S.W. Fourth Avenue, Suite 600
          Portland, Oregon 97201-4998

          Attention: Robert C. Warren, Jr.
          Facsimile: (503) 274-1705

          with a copy (which shall not be notice) to:

          Newcomb, Sabin, Schwartz & Landsverk
          111 S.W. Fifth Avenue, Suite 4040
          Portland, Oregon 97204
          Facsimile: (503) 228-5472

     (b)  If to Couphar at:
          27 Fox Run Drive, RR #3
          Guelph, Ontario
          N1H 6N9


          with a copy (which shall not be notice) to:
          J.P. Dawson
          Aird & Berlis

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          BCE Place
          Suite 1800, Box 754
          181 Bay Street
          Toronto, Canada M5J 2T9

     Any notice or other communication delivered personally shall be deemed to have been given and received upon delivery thereof and if given by facsimile shall be deemed to have been given and received on the date of confirmation of transmission unless such day is not a business day in the nation in which received, in which case it shall be deemed to have been given and received upon the immediately following business day.


      8.  Assignment

     (a) Couphar's rights and obligations hereunder shall extend to transferees or assignees of transfers permitted under the Refusal Agreement of even date between Couphar, William J. Harrison and Cascade. Such transferees or assignees shall agree in writing to be bound by this Agreement as a condition of transfer
or assignment.   Common Shares or Couphar Common Shares owned by all such
transferees shall be aggregated for purposes of this Agreement.

     (b) Warren Trustees shall not transfer Common Shares to any Trust beneficiary unless and until such beneficiary shall agree in writing to assume the obligations of Warren Trustees hereunder as to such Common Shares. Common shares owned by all such transferees shall be aggregated for purposes of this Agreement.

      9.  Choice of Law

     This Agreement shall be governed by, and interpreted and applied in accordance with, the laws of the United States and the State of Oregon.

     10.  Integration and Modification

     This Agreement represents the parties' entire agreement on the subject matter covered, and supersedes all prior agreements and understandings. Provisions of this


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Agreement may be amended or its observance waived generally or in particular only by a written instrument duly executed by each of the parties (or, in the case of a waiver, the waiving party).

     DATED this 11th day of March, 1997.

     THE ROBERT C. WARREN AND      COUPHAR LTD
     NANI SWIGERT WARREN
     REVOCABLE TRUST


     By /s/ Nani Swigert Warren                           By /s/ W.J. Harrison
        ------------------------                            ------------------
                                                             Its
                                                                ---------------
       /s/ C.C. Knudsen
       -------------------------

       /s/ Jack B. Schwartz
       -------------------------

      /s/ Robert C. Warren, Jr.
      --------------------------
          Warren Trustees


     In consideration of the Robert C. and Nani S. Warren Revocable Trust entering into the above Agreement, the undersigned sole shareholder of Couphar Ltd. hereby guarantees full performance by Couphar of its obligations hereunder.


                              /s/ W.J. Harrison
                            -----------------------
                              William J. Harrison